July 2024

Proxy Voting and Class Actions

Background

An adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

●	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

●	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

●	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Maintenance of Books and Records section of this Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

Risks

In developing these policies and procedures, Efficient considered the fact that, as of the date of this Manual, one of its Funds holds one publicly traded equity security as described below, which does issue proxies, but that otherwise, proxy voting will be of limited relevance given the nature of most Funds’ holdings.

Policies and Procedures

Proxy Voting

As of the date of this Manual, Efficient may receive proxies as a result of shares of Chicago Mercantile Exchange stock held in the name of a Fund Client which is a commodity pool in which Efficient serves as the commodity pool operator. The Client holds this stock on a static basis solely to obtain member (lower) rates for futures trades for the Fund which is required by the exchange’s rules. Efficient is not in the business of trading or evaluating securities and, accordingly, has determined that it is in the best interest of the Client to not accept authority for voting and refrain from proxy voting, except as described below.

Therefore, Efficient’s general policy is to not accept authority for voting and to not vote proxies. Given the trading programs invested in by its Clients (which focus on managed futures, not securities), Efficient does not expect that its Clients will regularly hold voting securities. For Clients that do hold voting securities, if any, Efficient intends as a general matter to cause its Clients to delegate the right to vote proxies to the Advisors managing such securities. In particular, for any proxies arising from securities held in a Client’s cash management accounts, Efficient has delegated the right to vote such proxies to the cash manager or the cash account’s custodian, except as otherwise agreed. Efficient’s current cash manager, Columbia Threadneedle Inc., is also an SEC-registered investment adviser and maintains its own proxy voting policies and procedures. Although not required, in its discretion Efficient may periodically request a record of the voting from the cash manager, custodian or, if relevant, other Advisors, for the purpose of monitoring for any apparent conflicts of interest related to such voting. Given the nature of the Funds’ cash management holdings, it is not expected that such holdings will regularly generate proxies.

Notwithstanding the foregoing, in its discretion, Efficient may agree with certain Clients to accept authority for voting proxies, and would in such cases vote such proxies, if any, according to Efficient’s fiduciary duty to the Client, as Efficient determines it. These situations generally will be limited to where a Client’s investment manager is required to vote proxies, either by law or regulation, or by the Client’s policies and procedures (such as a Client that is a registered investment company). In certain cases, Efficient may agree with the Client to accept voting authority only for a subset of the Client’s portfolio, as opposed to the Client’s entire portfolio under Efficient’s management. In all cases, however, Efficient will vote in a manner that, in Efficient’s judgment, is most likely to maximize value on behalf of the Client through consideration of all factors that are material to the risk-return analysis. While Efficient will endeavor to vote in a manner that it determines would maximize the value of the Client’s assets, if possible, Efficient may take into account non-economic factors, including climate change and other environmental, social and governance (ESG factors), where relevant.

With each vote, the CCO will seek to review the relevant facts for any conflicts that may exist between the interests of Efficient and the Client. This examination will seek to include a review of the relationship of Efficient and its affiliates with the issuer of each security and any of the issuer’s affiliates to determine if the issuer is a client or affiliate of Efficient or has some other relationship with Efficient or an affiliate. Any material conflicts of interest will be brought to the attention of the Client along with a recommendation with regards to the proxy vote for the Client’s approval, if the Client requests. In cases of any material conflicts, Efficient will take direction from the Client regarding how, if at all, to be involved in the voting decision.

In general, voting will be overseen by the DFA and the CCO, in consultation with the Client’s assigned Portfolio Manager. The CCO is also responsible for monitoring regulatory requirements with respect to proxy voting.

Although not required, Efficient may use a proxy advisory services company to assist the firm with voting proxies, and may consult with the relevant Trading Advisor in determining how to vote. Initially, Efficient does not expect to engage a proxy advisory service given the limited relevance of proxy voting to its Client strategies.

Efficient may be unable to enter an informed vote in certain circumstances due to, among other reasons, the lack of information provided in the proxy statement or Efficient’s lack of expertise in the matter being presented, and may vote with management’s recommendation, if any, abstain from voting in such instances, or otherwise decline to vote. In all cases, Efficient will be guided by its judgment as to the best interest of the Client. Proxy materials not delivered in a timely fashion, or misdelivered, may prevent analysis or entry of a vote by the required deadline.

Efficient, through the DFA and CCO, will maintain records of all proxies voted on behalf of Clients pursuant to Section 204-2 of the Advisers Act and other applicable laws. The recording of such information will be available to support the preparation and filing of any regulatorily required proxy voting forms or disclosures on behalf of the Client, such as Form N-PX, if applicable.

Pursuant to the foregoing, as of the date of this policy, Efficient has accepted authority to vote proxies for its sole registered investment company Client, the Efficient Enhanced Multi-Asset Fund (“Efficient 40 Act Fund”). Efficient has in turn delegated authority for proxy voting to the Efficient 40 Act Fund’s Advisors, with the exception of one Advisor who by agreement has not accepted such delegation. In such case, to the extent any assets managed by such Advisor generate proxies (or any future Advisor for the Efficient 40 Act Fund that does not accept Efficient’s proxy delegation), Efficient will vote such proxies in accordance with this policy.

Class Actions

As a fiduciary, Efficient always seeks to act in Clients’ best interests with good faith, loyalty, and due care. Efficient will determine whether Clients will (a) participate in a recovery achieved through a class action, (b) opt out of the class action and separately pursue their own remedy, or (c) take no action with respect to the class action. The determination whether or not to participate (and if so, how) will be made by the General Counsel on a case-by-case basis in consultation with Efficient management if needed, and will be based on such factors as Efficient deems relevant, including the likelihood of a material recovery for the Client and the burdens of establishing a claim. The General Counsel oversees the completion of Proof of Claim forms and any associated documentation, the submission of such documents to the claim administrator, and the receipt of any recovered monies. The General Counsel will maintain documentation associated with Clients’ participation in class actions.

Employees must notify the General Counsel if they are aware of any material conflict of interest associated with Clients’ participation in class actions.

Efficient generally does not serve as the lead plaintiff in class actions because the costs of such participation typically exceed any extra benefits that accrue to lead plaintiffs.

Efficient may engage one or more service providers to assist with the filing of such claim related to the class action. The service providers will be paid from the proceeds received from the recovered monies if any monies are recovered.

Class action notices not delivered in a timely fashion, or misdelivered, may prevent the firm from being able to act on such notice by the required deadline.

Disclosures to Investors

Efficient includes a description of its policies and procedures regarding proxy voting in Part 2 of Form ADV, along with a statement that Investors can contact the CCO to obtain a copy of such policies and procedures.

Any request for information about proxy voting should be promptly forwarded to the CCO, who will respond to any such requests. For information about class actions, please contact the General Counsel.